EXHIBIT 5.1

April 15, 2008

Genesis Energy, L.P.

500 Dallas, Suite 2500

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Genesis Energy, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration, pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of 13,459,209 common units (the “Common Units”). The Common Units represent limited partnership interests of the Partnership to be sold from time to time by selling unitholders of the Partnership as described in the Registration Statement and the prospectus contained therein (the “Prospectus”).

We have examined originals or certified copies of such corporate records of the Partnership and other certificates and documents of officials of the Partnership, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Common Units have been duly authorized and validly issued and on the assumption that the holder of such Common Units is not also a general partner of the Partnership and does not participate in the control of the Partnership’s business, the Common Units are fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.

The opinions set forth in this opinion are subject to the qualification that (i) under Section 17-303(a) of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), a limited partner who participates in the “control,” within the meaning of the Delaware Act, of the business of a partnership or takes action which constitutes “control” may be held personally liable for such partnership’s

Genesis Energy, L.P.

April 15, 2008

obligations under the Delaware Act to the same extent as a general partner and (ii) under Sections 17-303 and 17-607 of the Delaware Act, a limited partner who (x) receives a distribution that, at the time of distribution and after giving effect to the distribution, causes all liabilities of the Partnership, other than liabilities to partners on account of their partnership interests and non-recourse liabilities, to exceed the fair value of the assets of the limited partnership (except the fair value of property subject to a liability for which the recourse of creditors is limited, which property shall be included in the assets of the limited partnership only to the extent that the fair value of such property exceeds such liability) and (y) knew at the time of such distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

B.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of (i) the federal Laws of the United States, (ii) the Revised Uniform Limited Partnership Act of the State of Delaware and (iii) Delaware corporation laws.

C.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing, (iv) the power of the courts to award damages in lieu of equitable remedies, (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution and (vi) limitations on the waiver of rights under usury law.

D.	This law firm is a registered limited liability partnership organized under the laws of the state of Texas.

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Genesis Energy, L.P.

April 15, 2008

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP